Exhibit 99.1

Wednesday, March 29, 2006, 2:30 PM PT

Printronix Provides Outlook for Fourth Quarter of Fiscal Year 2006

IRVINE, CA., March 29, 2006 — Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today provided a financial outlook for its fiscal fourth quarter.

The Company announced that it is experiencing continued weakness in sales to the Europe, Middle East and Africa (EMEA) region. These trends have primarily impacted sales in the automotive market, but the Company is also experiencing longer sales cycles throughout a variety of markets. Several major sales opportunities in EMEA that were expected to close in March have now slipped out of the quarter. In addition to the EMEA weakness, sales in the Americas region have also been impacted by the American automotive industry’s plans to reorganize and trim their operations, which resulted in deferral of purchasing decisions until the next fiscal quarter.

As a result, revenue for the fourth fiscal quarter is expected to be 5 to 10 percent lower than the fiscal fourth quarter of 2005, after prorating for the difference in fiscal year periods. The current fiscal year fourth quarter, which ends March 31, 2006, contains 14 weeks while the prior fiscal year fourth quarter had 13 weeks and ended March 25, 2005.

The Company continues to invest to maintain its leadership position in RFID printing, thermal and line matrix solutions while closely managing costs. While the Company continues to execute its cost reduction strategy, increased costs for Sarbanes-Oxley compliance and one-time costs related to a variety of consolidation efforts in the fourth quarter will more than offset the cost reduction efforts. Based upon the current revenue and spending projections, the Company will most likely experience a loss from operations.

The Company elected to repatriate $32 million of accumulated foreign earnings as discussed in a press release issued March 27, 2006. As a result of this action, the Company estimates a provision of $2.6 million for United States and foreign income taxes will be recorded in the fourth quarter. As a result, the Company expects to have a net loss after taxes for both the fourth fiscal quarter and the full fiscal year 2006 results.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the Company to achieve growth in the Asia Pacific market; adverse political and economic events in the Company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the Company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the Company to hold or increase market share with respect to line matrix printers; the ability of the Company to successfully compete against entrenched competition in the thermal printer market; the ability of the Company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense and others; the ability of the Company to attract and to retain key personnel; the ability of the Company’s customers to achieve their sales projections, upon which the Company has in part based its sales and marketing plans; the ability of the Company to retain its customer base and channel; the ability of the Company to compete against alternate technologies for applications in its markets; and the ability of the Company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The Company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix Inc. (NASDAQ: PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The Company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For Company information, see www.printronix.com.

____________
Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863
George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Investor Contact:	Media Contact:
EVC Group, LLC	WunderMarx, Inc.
Douglas M. Sherk	Cara Good
415 / 896-6818	949 / 860-2434, extension 312
(dsherk@evcgroup.com)	(cara.good@wundermarx.com)
Jennifer Beugelmans
415 / 896-6817
(jbeugelmans@evcgroup.com)